* Explanation of Response:

      As of March 23, 2004, Mathew and Markson, Ltd. held 10,060,062 Shares of the Issuer's Common Stock.

      On April 30, 2004, 500,000 shares of the Issuer's Common Stock pledged by Mathew and Markson, Ltd. as collateral for a loan were foreclosed upon by the Lender.

      Therefore, as of April 30, 2004, the total number of Shares of Common Stock of the Issuer held by Mathew and Markson, Ltd. was as follows:

            Prior Balance                          10,060,062 Shares
            (Disposition)                           (500,000 Shares)
            New Balance                             9,560,062 Shares